Exhibit 99.1

NEWS

TEAM, INC.	For immediate release
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512	(281) 331-6154

TEAM, INC. REPORTS THIRD QUARTER RESULTS; RE-AFFIRMS FULL YEAR EARNINGS GUIDANCE

ALVIN, TX, March 31, 2008—Team Inc., (NASDAQ: TISI) today reported net income of $2.9 million, or earnings of $0.15 per diluted share, for its third quarter ended February 29, 2008 and re-affirmed its full year earnings guidance of $1.10 to $1.20 per diluted share. Team’s revenues increased 48% to $108.8 million, and operating profits improved 29% to $6.5 million, compared to last year’s quarter. For the fiscal year through the end of the third quarter, Team’s net income was $14.3 million, or $0.73 per diluted share, which represents a 51% improvement from the corresponding prior year period when net income was $9.4 million or $0.50 per diluted share. Comparing revenues for the fiscal year through the end of the third quarter to the corresponding prior year period, Team’s revenues increased 51% to $334.6 million, and Team’s operating profits improved 52% to $28.8 million.

“We continue to be very pleased with the overall growth of our business from both our acquisitions and our strong organic business development,” said Phil Hawk, Team’s Chairman and CEO.

Team’s Discussion of Third Quarter Performance

Team’s fiscal year 2008 third quarter results included revenues attributable to the recent Aitec and LRS acquisitions of $10.8 million and $3.3 million, respectively. Excluding the effect of the recent acquisitions, Team’s overall revenue growth was $21.4 million, or 29%, compared to the same quarter last year. Revenues for Team’s TCM Division (Team’s inspection and field heat treating service lines; inclusive of Aitec) were $59.1 million for the current period, up $20.5 million or 53% from the same quarter last year. Revenues for Team’s TMS Division (Team’s mechanical service lines of leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting and field valve repair; inclusive of LRS) for the current period were $49.7 million, up $15.0 million or 43% from the same quarter last year. The demand across both divisions was wide spread across nearly all regions and service lines and helped by continuing strong market fundamentals.

Operating profit in the third quarter ended February 29, 2008 was $6.5 million, up 29% from the same quarter last year. Operating profit margin as a percentage of revenue was 6% for the quarter, about 1% point lower than the prior year period. The decline in margin reflected lower gross margin that was partially offset by improved SG&A expenses as a percentage of sales.

Gross margin in the third quarter ended February 29, 2008 was $33.6 million compared to $24.1 million in the quarter ended February 28, 2007, an increase of $9.5 million or 40%. Gross margin as a percentage of revenues was 31% in the current quarter compared to 33% in the prior year quarter. Overall, Team’s gross margins as a percentage of revenue was impacted by the current period mix of services in which the lower margin TCM operations comprised a greater percentage of overall sales. TCM Division gross margins as a percentage of revenue for the quarter were 27%, down from 30% in the same quarter prior year. About half of this decrease was due to the effect of the newer Aitec branches which currently earn lower gross margins than the legacy Team branches. The remainder of the decrease reflects lower gross margins in the legacy branches during this seasonally weak quarter. TMS Division third quarter gross margins as a percentage of revenues were consistent with the prior year period at 36%.

SG&A in the third quarter ended February 29, 2008 was $27.1 million compared to $19.0 million in the quarter ended February 28, 2007, an increase of $8.1 million or 43%. The increase in SG&A was due to the Aitec and LRS acquisitions along with investments in field infrastructure and personnel to support the growth of the business. As a percentage of sales, SG&A expenses were 25% versus 26% in the prior year period.

Team Re-Affirms Full Year FY08 Earnings Guidance

Reflecting its continued positive outlook, the company re-affirmed previously issued performance guidance for the full fiscal year ending May 31, 2008. Team expects earnings to be between $1.10 and $1.20 per share which would represent approximately 40% earnings growth for the full year. Reflecting the most recent acquisition of LRS, which closed January 9, 2008, Team’s revenue estimate for the full year has been increased $10 million to approximately $460 million.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Tuesday, April 1, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 1-877-826-1586 and use conference code 21087091.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 80 locations throughout the United States, Aruba, Belgium, Canada, Singapore, The Netherlands, Trinidad and Venezuela. Recently named by Forbes Magazine as one of the 200 best small companies, and by Fortune Magazine as one of the 100 fastest growing public companies, Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, ability to hire and retain a skilled technical workforce, availability of attractive acquisitions and unforeseen integration difficulty with future acquisitions, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$108,823	$73,291	$334,621	$222,215
Operating expenses	75,200	49,216	226,837	145,932

Gross margin	33,623	24,075	107,784	76,283
Selling, general and administrative expenses	27,118	19,025	78,955	57,269

Operating income	6,505	5,050	28,829	19,014
Interest expense, net	1,618	1,047	5,085	3,167

Earnings before income taxes	4,887	4,003	23,744	15,847
Provision for income taxes	1,953	1,561	9,482	6,416

Net income	$2,934	$2,442	$14,262	$9,431

Earnings per common share:
Basic	$0.16	$0.14	$0.79	$0.54

Diluted	$0.15	$0.13	$0.73	$0.50

Weighted average number of shares outstanding:
Basic	18,339	17,616	18,138	17,440

Diluted	19,816	19,106	19,649	18,754

Continuing operations data:

Revenues comprised of:
TCM Division	$59,110	$38,596	$192,305	$116,206
TMS Division	49,713	34,695	142,316	106,009

	$108,823	$73,291	$334,621	$222,215

Gross margin comprised of:
TCM Division	$15,838	$11,567	$56,232	$35,697
TMS Division	17,785	12,508	51,552	40,586

	$33,623	$24,075	$107,784	$76,283

Operating income comprised of:
Industrial Services	$11,132	$8,381	$41,198	$29,119
Corporate	(4,627)	(3,331)	(12,369)	(10,105)

	$6,505	$5,050	$28,829	$19,014

TEAM, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION

FEBRUARY 29, 2008 AND MAY 31, 2007

(in thousands)

	February 29, 2008	May 31, 2007
	(unaudited)
Current assets	$136,894	$107,513
Property, plant and equipment, net	50,971	35,166
Other non-current assets	65,681	28,375

Total assets	$253,546	$171,054

Current liabilities	$51,432	$37,284
Long term debt net of current maturities	93,721	48,774
Other non-current liabilities and minority interests	2,899	793
Stockholders’ equity	105,494	84,203

Total liabilities and stockholders’ equity	$253,546	$171,054